EXHIBIT 10.12

Sterling Construction Company, Inc.

Change of Control Agreement

Elizabeth D. Brumley

This Change of Control Agreement (this "Agreement") is made to be effective as of February 1, 2011 (the "Effective Date") by and between you, Elizabeth D. Brumley, and Sterling Construction Company, Inc. (hereinafter referred to as the "Company.")

Background

On the date hereof, you and the Company are entering into an employment agreement providing for your employment for a three-year term.  The Company is entering into this Agreement with you to provide you with certain benefits that are not provided for in your employment agreement in the event that your employment is terminated Without Cause (as defined in Section 3(a)) in connection with a Change of Control of the Company (as defined in Section 2).  This Agreement is intended to have effect whether or not an employment agreement between you and the Company is in effect.  All capitalized terms used in this Agreement are defined below.  In the event that any term defined in this Agreement is different from, or conflicts with, a defined term in an employment agreement between you and the Company or in the Company's 2001 Stock Incentive Plan, the definition in this Agreement shall take precedence for purposes of the calculation and payment of any benefits payable to you hereunder.

Therefore, for and in consideration of the foregoing recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Change of Control Severance. In the event that —

(a)
Your employment is terminated Without Cause, which as provided below, includes a termination by you of your employment because of a Breach by the Company of an employment agreement between you and the Company; and

(b)
The termination of your employment occurs within a period commencing thirty days prior to the effective date of a Change of Control and ending at 5:00 p.m. Central Time on the second anniversary of the effective date of the Change of Control, you shall be entitled to the following:

(i)
The Severance Amount.  Any severance benefits payable in cash to you under an employment agreement between you and the Company because of a termination of your employment "without cause" (as that term is defined or described in such employment agreement) and/or any severance benefits to be paid to you in cash at the discretion of the Company.  All of the foregoing amounts together are referred to as the "Severance Amount."  Notwithstanding any provision in any such employment agreement to the contrary, the Severance Amount shall be paid to you in a lump sum.

(ii)
The CIC Severance Amount.  Such additional amount (the "CIC Severance Amount"), if any, as is necessary to add to the Severance Amount to make the sum of both amounts equal $945,000.  For the avoidance of doubt, no payment of any CIC Severance Amount shall be made to you if the Severance Amount equals or exceeds $945,000.  All amounts payable under this Agreement will be paid within sixty days of the effective date of the termination of your employment.

(iii)
Restricted Stock.  In addition, the restrictions on any common stock of the Company awarded to you by the Company that were imposed on such stock by the Company shall expire as of the effective date of the termination of your employment notwithstanding any conflicting or different provision in any agreement pursuant to which such stock was awarded to you.

(c)
If any payment or benefit you would receive pursuant to this Agreement or otherwise, including, but not limited to accelerated vesting of any restricted stock you hold (a "Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code (the "Code;") and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax") then such Payment shall be reduced to the Reduced Amount.  The "Reduced Amount" shall be the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax (computed at the highest applicable marginal rate).  The Company shall appoint a nationally-recognized accounting firm to make the determinations required under this Agreement and to perform the foregoing calculations.  The Company shall bear all of the fees and expenses of such accounting firm in making the determinations and calculations that are required to be made hereunder.

2.	Definition of a Change of Control. A Change of Control of the Company shall be deemed to have occurred upon the occurrence of any of the following events:

•	A "Change in Ownership;"

•	A "Change in Effective Control;" or

•	A "Change in Ownership of Assets"

as those terms are defined below.

(a)	A Change in Ownership.

(i)
A Change in Ownership shall be deemed to occur on the date that any Person or Group (as those terms are defined below) acquires ownership of stock of the Company that, together with stock held by that Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.

(ii)
If any Person or Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Ownership or to cause a Change in Effective Control.

(iii)
An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its own stock in exchange for property (but not when the Company acquires its own stock for cash) will be treated as an acquisition of stock for purposes of this Agreement.

(iv)
This Section 2(a) applies only when there is a transfer of stock of the Company or issuance of stock of the Company, and stock in the Company remains outstanding after the transaction.  Section 2(c), below, describes a change in ownership of assets.

(b)
A Change in Effective Control.  A Change in Effective Control shall be deemed to occur on the date on which a majority of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the appointment or election.

(c)	A Change in Ownership of Assets.

(i)
A Change in Ownership of Assets shall be deemed to occur on the date that any Person or Group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.  For purposes of this Section 2(c) —

(A)	The Company means and includes its consolidated subsidiaries.

(B)	Gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(ii)	There is no change in control event under this Section 2(c) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer.

(iii)	A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to —

(A)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)	An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)	A Person or Group that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or

(D)	An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person or Group described in the immediately preceding Subsection (C).

(iv)
Except as otherwise provided above in Section 2(c)(iii), a person's status is determined immediately after the transfer of the assets.  For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but that is a majority-owned subsidiary of the Company after the transaction, is not a Change in Ownership of Assets.

3.	Certain Other Definitions.

(a)	"Without Cause." Your employment shall be deemed to have been terminated by the Company Without Cause unless termination is for one of the following reasons:

(i)	Termination by reason of your becoming permanently disabled;

(ii)	Termination by reason of your death;

(iii)	Termination for Cause; or

(iv)	Voluntary resignation by you of your employment.

(b)	Termination for a Company Breach.

(i)
A termination of your employment by you because of a Breach (as defined below) of an employment agreement between you and the Company shall be treated in the same manner as a termination Without Cause under this Agreement provided that (A) you give the Company detailed written notice of the Breach within thirty days after the occurrence thereof; and (B) the Company fails to cure the Breach within thirty days after the receipt of such notice or, if the nature of the Breach is such that it cannot practicably be cured in thirty days, if the Company shall fail to diligently and in good faith commence a cure of the Breach within such thirty-day period.

(ii)
A "Breach" shall mean a material breach by the Company of any one or more of the material terms or conditions of such employment agreement.  For the avoidance of doubt, it shall not be a Breach if all or substantially all of the Company's assets or outstanding shares of capital stock are acquired by a third party and after such acquisition, you retain substantially the same duties, responsibilities and compensation that you had prior to such event, notwithstanding that the Company's common stock is no longer publicly traded or that the Company becomes a subsidiary or division of another entity.

(c)	"Cause." Cause for termination of your employment shall mean any one or more of the following:

(i)	Your gross neglect of your duties, gross negligence in the performance of your duties, or your refusal to perform your duties.

(ii)
Your unsatisfactory performance of your duties that is not cured within thirty working days after written notice is given to you specifically identifying each reason why your performance is unsatisfactory and what you can do to cure such unsatisfactory performance.

(iii)	Any act of theft or other dishonesty by you, including, but not limited to any intentional misapplication of the Company's or its affiliates' funds or other property.

(iv)
Your conviction of any criminal activity (other than a traffic violation or a Class C misdemeanor) not described in the immediately preceding Subsection (iii), or participation in any activity involving moral turpitude that is or could reasonably be expected to be injurious to the business or reputation of the Company.

(v)	Your immoderate use of alcohol and/or the use of non-prescribed narcotics that adversely and materially affects the performance of your duties.

(vi)
Your material breach of any of the Company's policies from time to time in effect, including, but not limited to the policies on business conduct and ethics, and its policies on hedging, and on retaining shares of the common stock of the Company.

(d)	"Person." The term Person has the meaning provided in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") as modified in Sections 13(d) and 14(d) of the Exchange Act.

(e)
"Group."  The term Group has the meaning provided in Section 13(d)(3) or 14(d)(2) of the Exchange Act.  Persons will not be considered to be a Group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  Persons will be considered to be a Group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.  If a Person, including, but not limited to an entity, owns stock in both the Company and another entity that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, that Person is considered to be a Group with other shareholders only with respect to the ownership in the Company before the transaction giving rise to the change and not with respect to the ownership interest in the other entity.

4.	Section 409A of the Code.

(a)
Notwithstanding the foregoing, in any circumstance in which the foregoing definition of Change of Control would be operative and with respect to which the income tax under Section 409A of the Code ("Section 409A") would apply or be imposed, but where such tax would not apply or be imposed if the meaning of the term "Change of Control" met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term "Change of Control" herein shall mean, but only for the transaction so affected, a "change in control event" within the meaning of Treas. Reg. §1.409A–3(i)(5).

(b)
To the extent that any payment to you under this Agreement is payable on account of the termination of your employment, with the result that the income tax under Section 409A would apply or be imposed on such payment, but where such tax would not apply or be imposed if the meaning of the term "termination" included and met the requirements of a "separation from service" within the meaning of Treas. Reg. §1.409A-1(h), then the term "termination" herein shall mean, but only with respect to the income so affected, an event, circumstance or condition that constitutes both a "termination" as defined in the preceding sentence and a "separation from service" within the meaning of Treas. Reg. §1.409A-1(h).

(c)
If you are a key employee (as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof)) except to the extent permitted under Section 409A, no benefit or payment that is subject to Section 409A (after taking into account all applicable exceptions to Section 409A, including, but not limited to the exceptions for short-term deferrals and for separation pay only upon an involuntary separation from service) shall be made under this Agreement on account of your separation from service (as defined in Section 409A) with the Company until the later of (i) the date prescribed for payment in this Agreement; and (ii) the first day of the seventh calendar month that begins after the date of your separation from service (or, if earlier, the date of your death).  All payments that are delayed by reason of the application of this section shall be aggregated and paid to you in a lump sum together with interest computed from the date each such payment would have first been paid absent the application of this six-month delay until paid using the Non-LIBOR rate of interest the Company would have paid had it borrowed the amount of the payment under its revolving line of credit.  After this date, the Company shall pay any other amounts provided for herein to the extent and in the manner provided in this Agreement.

In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date.

Sterling Construction Company, Inc. By: ____________________________________ Richard O. Schaum Chairman of the Compensation Committee	_____________________________________ Elizabeth D. Brumley